PRESS RELEASE

Company Contact:	Investor Contact:
Jennifer Crane	John Baldissera
Crossroads Systems	BPC Financial Marketing
jcrane@crossroads.com	800.368.1217
512.928.6897 or 800.643.7148

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

Crossroads Systems Reports Fiscal Fourth Quarter and

Full Year 2012 Results

Product Revenue Up 32% Year over Year

AUSTIN, TX – December 19, 2012 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, reported financial results for its fiscal fourth quarter and full year ended October 31, 2012.

Fiscal Q4 and Full Year 2012 Financial Results

Total revenue for fiscal Q4 2012 decreased 29% to $4.4 million from $6.2 million in the same quarter a year ago. The decrease was due to a 38% decrease in intellectual property (IP) licensing, royalty and other revenue offset by an increase of 21% in product revenue from fiscal Q4 2011.

Total revenue for the fiscal full year 2012 decreased 7% to $14 million from $15 million in the prior year. The decrease was due to a 23% decrease in IP licensing, royalty and other revenue, offset by a 32% increase in product revenue. The company’s IP licensing campaign resulted in fewer contractual settlements in fiscal year 2012. We intend on continuing our IP licensing campaign in fiscal year 2013.

Gross profit for fiscal Q4 2012 was $3.1 million or 70% of total revenue, as compared to $4.7 million, or 76% of total revenue in the same quarter a year ago. Gross profit for fiscal year 2012 was $11.1 million or 79% of total revenue, as compared to $12.3 million or 82% of total revenue in fiscal 2011. The decrease was mainly due to the lower margin associated with the recognition of the Iron Mountain service revenue in fiscal 2012.

Operating expenses for fiscal Q4 2012 totaled $5.7 million, including $400,000 of stock-based compensation, as compared to $5.4 million, including $575,000 of stock-based compensation in the same period a year ago. Operating expenses for fiscal year 2012 totaled $21.5 million, including $1.7 million of stock-based compensation, as compared to $19.7 million, including $877,000 of stock-based compensation in the prior year. The increase was primarily due to increased headcount in order to support the sales and marketing efforts around the company’s StrongBox product.

Net loss for fiscal Q4 2012 totaled $2.6 million or $(0.23) loss per share, as compared to a net loss of $726,000 or $(0.07) loss per share in the same quarter a year ago. Net loss for fiscal year 2012 totaled $10.7 million or $(0.95) loss per share, as compared to a net loss of $7.5 million or $(0.69) loss per share in fiscal 2011.

At October 31, 2012, cash and cash equivalents totaled $6.9 million as compared to $10.3 million in the previous quarter. The decrease in cash was due to the timing of payments received as well as increased costs related to the company’s StrongBox initiative.

Management Commentary

“Our StrongBox go-to-market strategy remains on plan,” said Rob Sims, President and CEO of Crossroads Systems. “Our sales team along with our channel partners, continue to successfully penetrate key market verticals where we believe Strongbox is poised to become a leader in long-term archive solutions. Additionally, the revenue pipeline continues to grow over the prior quarter. We saw our first follow-on order from a StrongBox customer, confirming the capacity-based revenue model that StrongBox brings. The Iron Mountain development effort is on schedule and we remain excited about this pivotal relationship. The overall strength of our model was shown over the course of this last year as product revenue increased 32% from the prior year, positioning Crossroads for continued market leadership in 2013 and beyond.”

Conference Call

Crossroads will hold a conference call later today (Wednesday, December 19, 2012) to discuss financial results. Crossroads’ CEO Rob Sims and CFO Jennifer Crane will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the number 5-10 minutes prior to the start time and ask for the Crossroads Systems conference call:

Date: Wednesday, December 19, 2012
Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)
Dial-In Number: 1-877-221-8809
International: 1-706-679-8667

The conference call will be broadcasted and available for replay at http://us.meeting-stream.com/crossroadssystemsinc 121912 and via the company's Web site in the Investor Relations Events & Presentations section.

For the webcast, please visit the Web site at least 15 minutes early to register, download, and install any necessary audio software.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads holds more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2012 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

* Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	October 31,
ASSETS	2011	2012

Current assets:
Cash and cash equivalents	$7,336	$6,895
Short-term investments	3,385	-

Total cash, cash equivalents and short-term investments	10,721	6,895

Accounts receivable, net of allowance for doubtful
accounts of $71 and $102, respectively	2,659	2,847
Inventory	188	376
Prepaid expenses and other current assets	297	309

Total current assets	13,865	10,427

Property and equipment, net	1,320	1,521
Intangible assets, net	110	-
Other assets	56	76

Total assets	$15,351	$12,024

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,228	$1,260
Accrued expenses	2,156	2,879
Deferred revenue	1,009	1,306
Current portion of long term debt	1,973	2,948

Total current liabilities	7,366	8,393

Long term liabilities	126	1,634

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 shares authorized,
10,923,543 and 11,679,860 shares issued and outstanding, respectively	11	12
Additional paid-in capital	199,750	204,582
Accumulated other comprehensive loss	(40)	(39)
Accumulated deficit	(191,862)	(202,558)

Total stockholders' equity	7,859	1,997

Total liabilities and stockholders' equity	$15,351	$12,024

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Years Ended
	October 31,		October 31,
	2011	2012	2011	2012
Revenue:
Product	$1,032	$1,245	$4,441	$5,856
IP license, royalty and other	5,201	3,202	10,546	8,143

Total revenue	6,233	4,447	14,987	13,999

Cost of revenue:
Product	72	171	357	642
IP license, royalty and other	1,426	1,170	2,308	2,301

Total cost of revenue	1,498	1,341	2,665	2,943

Gross profit	4,735	3,106	12,322	11,056

Operating expenses:
Sales and marketing	1,534	1,870	5,218	6,386
Research and development	2,850	2,755	10,702	11,408
General and administrative	1,011	1,060	3,158	3,590
Amortization of intangible assets	47	-	629	110

Total operating expenses	5,442	5,685	19,707	21,494

Loss from operations	(707)	(2,579)	(7,385)	(10,438)

Interest expense	(13)	(63)	(104)	(241)
Other expense	(6)	(1)	(6)	(17)

Net loss	$(726)	$(2,643)	$(7,495)	$(10,696)

Basic and diluted net loss per share	(0.07)	(0.23)	(0.69)	(0.95)

Basic and diluted average common shares outstanding	10,909,371	11,671,416	10,820,028	11,245,813

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Years Ended
	October 31,
	2011	2012

Cash flows from operating activities:
Net loss	$(7,495)	$(10,696)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	537	711
Amortization of intangible assets	629	110
Loss on disposal of property and equipment	8	17
Stock-based compensation	877	1,680
Provision for doubtful accounts receivable	52	31
Changes in assets and liabilities:
Accounts receivable	2,895	(219)
Inventory	(95)	(188)
Prepaid expenses and other assets	(4)	(32)
Accounts payable	1,314	(968)
Accrued expenses	(114)	665
Deferred revenue	(485)	440
Net cash used in operating activities	(1,881)	(8,449)
Cash flows from investing activities:
Purchase of property and equipment	(1,290)	(944)
Proceeds from sale of property and equipment	-	15
Purchase of held-to-maturity investments	(6,669)	(185)
Maturity of held-to-maturity investments	3,284	3,570
Net cash (used in) provided by investing activities	(4,675)	2,456
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	144	3,212
Proceeds from borrowing on debt	-	3,000
Paydown of debt	-	(655)
Net cash provided by financing activities	144	5,557

Effect of foreign exchange rate on cash and cash equivalents	(63)	(5)
Net (decrease) increase in cash and cash equivalents	(6,475)	(441)
Cash and cash equivalents, beginning of period	13,811	7,336
Cash and cash equivalents, end of period	$7,336	$6,895